Exhibit 10.1

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

May 29, 2012

Cavan Redmond

[address on file with Registrant]

Dear Cavan,

This letter (this “Letter Agreement”) confirms the terms of your employment with WebMD Health Corp. (the “Company” ). Your first day of employment shall be mutually agreed upon but no later than June 1, 2012 (the actual date on which you commence employment is referred to herein as the “Employment Commencement Date”). Such terms are as follows:

1. Position and Responsibilities.

a) Beginning on the Employment Commencement Date and during your employment with the Company, you will serve in the position of Chief Executive Officer of the Company. In addition, during such time, you will report to the Board of Directors of the Company (the “Board”), and assume and discharge such responsibilities and authority as are commensurate with such position. You shall be the most senior officer of the Company and report directly and exclusively to the Board. All other senior officers of the Company shall report directly to you (unless otherwise determined by you, or as required by applicable law or the principles of good corporate governance). During your employment with the Company, you shall devote your full business-time to your responsibilities and authority, and shall perform them faithfully, diligently and completely; provided, however, that you may perform services for any charitable, religious or community organizations, so long as, in each case, such activities do not, individually or in the aggregate, materially conflict or interfere with the performance of your responsibilities and duties under this Letter Agreement or your obligations under the TSPI Agreement (as defined below). In addition, during your employment with the Company, you shall comply with and be bound by the operating policies, procedures and practices of the Company that have previously been provided to you in writing or as to which you should reasonably be aware, including, without limitation, the Code of Conduct, in effect from time to time (collectively, the “Company Policies”) to the extent that such Company Policies are not inconsistent with this Letter Agreement (including any negatively implied term).

b) On the Employment Commencement Date or as soon as is reasonably practicable thereafter, you shall be appointed as a member of the Board and, thereafter during your employment with the Company, the Company shall, subject to its fiduciary duties, continue to nominate you and recommend your election, to the Board and take reasonable commercial efforts to solicit stockholder approval for your election to the Board. In the event that your employment terminates for any reason, you shall resign immediately from the Board. If you fail to do so, you shall be deemed to have resigned from the Board.

c) You will perform your duties under this Letter Agreement from the Company’s New York City office (or successor office in the New York City metropolitan area), but you acknowledge that you shall also be required to travel to locations outside New York City.

2. Compensation.

a) In consideration of your services, you will be paid a base salary of $650,000 annually, payable in accordance with the Company’s prevailing payroll practices. Your salary, bonus opportunity and other compensation will be reviewed annually based on your performance and other considerations, and may be increased (but not decreased) if appropriate as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

b) You will be entitled to receive an annual bonus starting with the calendar year ending December 31, 2012, the annual target of which is 100% of your then current base salary, but which amount shall be determined in the sole discretion of the Compensation Committee, and which will be payable at such time and in the same manner as the Company generally pays bonuses to senior executive officers of the Company, so long as you are employed by the Company on the applicable payment date, subject to Section 9(a).

c) You will receive a signing bonus in an amount equal to $930,000, payable within 30 days following the Employment Commencement Date. In the event of the termination of your employment with the Company (i) by the Company for Cause or (ii) by you without Good Reason (as such capitalized terms are defined on Annex B attached hereto), in either case, prior to the first anniversary of the Employment Commencement Date, you shall be required to repay 100% of such signing bonus, on an after-tax basis to the extent that a tax obligation has been incurred, within ten (10) days of the date of termination or, if on or after the first anniversary of the Employment Commencement Date and before the second anniversary of the Employment Commencement Date, you shall be required to repay 50% of such signing bonus, on an after-tax basis, within ten (10) days of the date of termination. If a Change of Control (as defined below) occurs prior to such termination referred to in Section 2(c)(i) or (ii), such repayment obligation shall terminate and be of no further force or effect.

d) You will receive a car allowance in an amount equal to $1,000 per month.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its officers to the full extent of your eligibility, including but not limited to any 401(k), savings, deferred compensation, or pension plans (to the extent adopted or maintained). You shall be entitled to vacation consistent with the Company’s vacation policy (and at a minimum four (4) weeks per year). During your employment with the Company, you

(and, to the extent permitted by such plans, your dependents and beneficiaries) shall also be entitled, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Benefits eligibility begins on the first day of the month following the first day of your employment with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company in accordance with the Company’s expense reimbursement policy as from time to time in effect. The Company will pay or reimburse you for your relocation to New York, New York, plus any income taxes you are required to pay with respect to such payments or reimbursements by the Company, and with respect to such reimbursements for income taxes. Such relocation expenses shall consist of the following: (i) reimbursement for the cost of up to three (3) house hunting trips to/ from New York City and your current home, including actual and reasonable transportation, lodging, rental car and meals, and (ii) household good movement (packing, transporting and unpacking). In addition, the Company shall pay for attorneys’ and other professional fees and for any other reasonable expenses incurred by you in reviewing and negotiating this Letter Agreement and any related documents. Such reimbursement shall be made within 30 days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses which shall be presented within 90 days of occurrence.

4. Stock Option. You will be granted on the Employment Commencement Date for your service in respect of calendar years 2012, 2013, 2014 and 2015, a nonqualified option (the “Option”) to purchase 1,000,000 shares of common stock of the Company under the terms and conditions of an option agreement to be entered into between you and the Company (a copy of which is attached as Annex C), which agreement shall not be inconsistent with the terms of this Letter Agreement. The per share exercise price of such Option will be the closing price of the common stock on the Employment Commencement Date. The Option shall vest and become exercisable, subject to your continued employment on the applicable vesting dates, Sections 9(a) and 9(b), as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Employment Commencement Date (i.e., full vesting occurring on the fourth anniversary of the Employment Commencement Date).

5. Restricted Stock. You will be granted within 30 days of the Employment Commencement Date a one-time grant of 45,000 shares of restricted stock of the Company (the “Restricted Share Grant”) under the terms and conditions of a restricted stock agreement to be entered into between you and the Company (a copy of which is attached as Annex D), which agreement shall not be inconsistent with the terms of this Letter Agreement. The Restricted Share Grant shall vest and the restrictions thereon shall lapse subject to your continued employment on the applicable vesting dates and Sections 9(a) and 9(b), as follows: 25% of the Restricted Share Grant on each of the first, second, third and fourth anniversaries of the Employment Commencement Date (i.e., restrictions will lapse on all shares subject to the Restricted Share Grant on the fourth anniversary of the Employment Commencement Date). The Company shall use commercially reasonable efforts to file a Form S-8 Registration Statement registering the Option (and the underlying shares) (prior to the initial vesting of the Option) and the Restricted Share Grant (prior to the grant thereof).

6. Restrictive Covenants. You agree that your employment is contingent upon your execution and delivery to the Company of its standard Trade Secret & Proprietary Information Agreement (“TSPI Agreement”) in the form attached hereto as Annex A.

7. Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company, in each case, except as permitted by the proviso in the penultimate sentence in Section 1(a).

8. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause. You hereby agree to provide 30 days prior written notice of your resignation without Good Reason (which may be waived, in whole or in part, by the Company) and any other termination of your employment (other than in the event of Executive’s death), shall be communicated by a prior written notice addressed to the other party to this Agreement, which states that your employment with the Company will be terminated and the specific basis under which such termination is being effected.

9. Termination of Employment.

a) In the event of the termination of your employment by the Company without Cause, by you for Good Reason or as a result of your Disability (as such capitalized term is defined on Annex B attached hereto) or death, in each case, prior to a Change of Control (as defined below), subject to Section 9(c) and your continued and material compliance with all restrictive covenants to which you are bound, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of two years; (ii) if your termination date is effective on or after December 31 of any year but prior to payment of bonuses for such prior year, you shall receive any annual bonus referred to in Section 2(b) for such prior year determined in accordance with such section at such time and in such manner as the Company pays other senior executive officers’ bonuses for such year; (iii) if your date of termination is prior to the fourth anniversary of the Employment Commencement Date, the Option shall continue to vest and remain outstanding as if you remained in the employ of the Company through the next two vesting dates immediately following the date of termination and the post termination exercise period shall be 90 days after such second vesting date of the Option; provided that in the event of the termination of your employment as a result of your Disability or death, the Option shall become fully vested as of the date of termination and you or your estate will have a period of one year from the date of termination to exercise the Option and provided further that if any award agreement applicable to the Option provides for more favorable vesting and post-termination option exercise provisions in connection with the applicable termination of your employment, such more favorable vesting and post-termination option exercise provisions shall control, (iv) if your date of termination is prior to the fourth anniversary of the Employment Commencement Date, that portion of the Restricted Stock Grant that would have vested on the next two vesting dates shall be accelerated to the date of termination; provided that in the event of the termination of your employment as a result of your Disability or death, the Restricted Stock Grant shall become fully vested as of the date of termination and provided further that if any award agreement applicable to the Restricted Stock Grant provides for more favorable vesting provisions in connection with the applicable termination of your employment, such more favorable vesting provisions shall control and (v) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA for a period of eighteen (18) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

b) If (i) your employment is terminated by the Company (or its successor) without Cause, by you for Good Reason or as a result of your Disability or death, in each case, following a Change of Control or (ii) you resign from the employ of the Company (or its successor) without Good Reason at any time following the one year anniversary of a Change of Control, subject to Section 9(c) and your continued and material compliance with all restrictive covenants to which you are bound, you will be entitled to receive the same benefits as described above in Section 9(a) except that, with respect to the Option and Restricted Stock Grant, the vesting of the Option and Restricted Stock Grant shall accelerate in full to the date of termination and the 90-day post-termination exercise period shall commence on such date and provided further that in the event of the termination of your employment as a result of your Disability or death, you or your estate will have a period of one year from the date of termination to exercise the Option. The term “Change of Control” shall have the meaning ascribed to such term in the Equity Plan. Notwithstanding the definition of Good Reason set forth on Annex B attached hereto, if a Change of Control has occurred, a diminution in your responsibilities from those prior to the Change of Control (so as to facilitate a transition or integration with the successor company), shall not be an event that constitutes Good Reason during the one-year period following the closing of the Change of Control; provided, such responsibilities are no less than those commensurate with a senior executive role at the Company.

c) The payments and other consideration in Sections 9(a) and (b) (the “Severance Benefits”) are subject to your execution of a release of claims in substantially the form previously agreed to by the parties and your continued and material compliance with all restrictive covenants to which you are bound. Such release will be delivered to you on or about the date of termination and will be required to be signed and returned on a date specified therein, but no later than 60 days from the date of termination. The Severance Benefits described in Section 9(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the applicable period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 9(a)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”); provided, that you have satisfied the requirements of this Section 9(c). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 9(a)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 9(e). You will not be required to mitigate the amount of any payment contemplated by this Letter Agreement, nor will any compensation or earnings that you may receive from any other source (including in respect of the Company’s equity) reduce any such payment. In addition, notwithstanding anything to the contrary contained in any other agreement you have with the Company, the Company shall have no right to set-off amounts you owe to Company with any compensation or earnings that you may receive from any other source (including in respect of the Company’s equity). In addition, your sole remedy for a termination by the Company other than with Cause or by you for Good Reason (or by you without Good Reason after the first anniversary of a Change of Control) or as a result of your Disability or death shall be limited to the payments referred to in Sections 9(a) and 9(b) as applicable, subject to the provisions of Section 9(c) and, if applicable, the benefits as a result of participation in the Company’s benefit plans.

d) For purposes of this Letter Agreement, and with respect to amounts under this Letter Agreement that are “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder. Your entitlement to the payments of the Severance Benefits described in Section 9(a) and (b) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

e) Notwithstanding any other provisions of this Letter Agreement, any payment of the Severance Benefits under this Letter Agreement that are “nonqualified deferred compensation” under Section 409A of the Code and that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code because you are a “specified employee” shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

f) In the event of the termination of your employment for any reason, the Company shall pay or provide to you (or your estate) your base salary and vacation earned through the date of termination, reimbursement for business expenses incurred through the date of termination in accordance with Section 3, any vested benefits under any Company benefit plan, program or arrangement, any rights as provided in the equity agreements referred to above in Sections 4 and 5, your rights to continue your health coverage pursuant to applicable law, your rights to indemnification under any governing document of the Company, including without limitation, the Indemnity Agreement, dated as of the date hereof, by and between you and the Company (the “Indemnity Agreement”), or your rights to receive payments and/or benefits under any applicable D&O insurance policy of the Company.

10. Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject to the extent such agreements are not subject to a confidentiality provision. You represent that the execution by you of this Letter Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or confidentiality/non-competition/non-solicitation agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree you will not bring onto the Company’s premises or use on behalf of the Company any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

11. Application of Code Section 409A. It is the Company’s intent that compensation and benefits to which you are entitled under this Letter Agreement not be treated as “nonqualified deferred compensation” under Section 409A of the Code (or any regulations or other guidance promulgated thereunder), and that any ambiguities in the construction of this Letter Agreement be interpreted in order to effectuate such intent. In the event that you and the Company reasonably determine that any compensation or benefits to which you are entitled under this Letter Agreement could reasonably be expected to be treated as “nonqualified deferred compensation” under Section 409A of the Code unless this Letter Agreement is amended or modified, you and the Company shall work together to amend or modify this Letter Agreement. If any expense reimbursement made hereunder or otherwise shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. In addition, any reimbursements for COBRA coverage premiums described in this Letter Agreement shall be paid to you as promptly as practicable, and in all events on or before the last day of your third taxable year following the taxable year of the Company in which your employment was terminated. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Letter Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, but that do not satisfy an exemption from, or the conditions of, that section.

12. Indemnification and Insurance. You shall be entitled to be indemnified for your acts and/or omissions within the scope of your employment and your service as a director on the same terms as applicable to other similarly situated officers and directors of the Company, which shall be no less favorable than your entitlement under the Indemnity Agreement. The Company shall maintain director and officers’ liability insurance covering your acts or omissions within the scope of your employment in such amounts and on such terms as it maintains for other similarly situated officers and directors of the Company.

13. Governing Law; Consent to Personal Jurisdiction/Venue. This Letter Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Letter Agreement and/or your employment with the Company shall be brought in the federal or state courts located in New York, New York. The language of this Letter Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

14. General Provisions.

a) Your employment is contingent upon your resignation from your current employer and successful completion of a standard background and reference check, which has been successfully completed.

b) We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

c) This offer letter, together with the TSPI Agreement, the Indemnity Agreement, and the equity agreements referenced herein, sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions and communications between us. No provision of this Letter Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a person authorized by the Company and is agreed to in writing by you. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Letter Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

d) This Letter Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns. This Letter Agreement will also be binding on the Company and its successors and will be for the benefit of you. You may not assign this Letter Agreement and any such assignment shall be null and void. The rights of the Company under this Agreement shall, without your consent, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The

Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

e) All payments pursuant to this Letter Agreement will be subject to applicable withholding taxes.

f) During your employment, you will use your reasonable efforts to disclose to the General Counsel of the Company any bona fide information known by you that would have any material negative impact on the Company or any of its subsidiaries.

g) In the event of any inconsistency between any provision of this Letter Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company, or any provision of any agreement, plan, or corporate governance document of the Company, the provisions of this Letter Agreement shall control, unless you otherwise agree in a signed writing that expressly refers to the provision whose control you are waiving. Notwithstanding anything to the contrary contained in any other agreement you have with the Company and except as required by law or regulation or as provided in the TSPI Agreement, the Company agrees not to impose (x) any restrictions on Executive’s post-employment activities or (y) any remedy for any breach of any such restrictions, in each case, that are more restrictive or greater, respectively, than those set forth in Annex A to this Letter Agreement.

h) The Company represents and warrants to you that (i) it is fully authorized by action of its Compensation Committee (and of any other person or body whose action is required) to enter into this letter and to perform its obligations under it and under the programs, plans and arrangements referred to in it; (ii) the execution, delivery and performance of this Letter Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it (or, to the best of its knowledge and belief, any of its security holders) is a party or (y) by which it (or, to the best of its knowledge and belief, any of its security holders) is bound; and (iii) upon the execution and delivery of this Letter Agreement by the Company, this Letter Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

*        *        *         *        *

Please acknowledge and confirm your acceptance of this Letter Agreement by, signing and returning one copy of this offer letter in its entirety to Douglas Wamsley, Executive Vice President, General Counsel. We look forward to a mutually rewarding working relationship.

WebMD Health Corp.

By:	/s/ Douglas W. Wamsley
Douglas W. Wamsley
Executive Vice President, General Counsel

OFFER ACCEPTANCE:

I accept the terms of my employment with WebMD Health Corp. as set forth herein. I understand that this Letter Agreement does not constitute a contract of employment for any specified period of time, and that either party, with or without cause, may terminate my employment relationship, subject to the consequences set forth herein.

/s/ Cavan Redmond	Date:	May 29, 2012
Cavan Redmond

ANNEX A

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by WebMD Health Corp. and/or any of its corporate subsidiaries, divisions, or the permitted successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), the Company and I are entering into the Letter Agreement dated the date hereof (the “Letter Agreement”), and in connection therewith, I hereby agree as follows:

1. Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement (this “Agreement”), I will be granted access to valuable information relating to the Company’s Business (as defined below) that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, other employees’ personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not specifically identified as such by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

(b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c) Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests. For avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement or otherwise, I will retain any materials related to my compensation or other entitlements from the Company and its affiliates, my personal rolodex, my personal correspondence files, and the like.

(d) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(e) Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2. Competitive Business. I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world. I also acknowledge that a “Competitive Business” shall mean: (i) any enterprise engaged in the following activities in a manner similar to the manner in which the Company conducts such activities during my employment: developing, selling, providing (via the internet or other means) or otherwise making available, health or wellness information, content, discussions, decision support tools, services or applications, directly or indirectly, to or for the benefit of consumers, health and benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making benefit, provider or treatment choices; or (ii) any enterprise engaged in any other type of business in which the Company or one of its subsidiaries is also engaged or has taken affirmative steps to engage including, the inclusion of such new business in its business plan, publicly announcing such new business or expending significant financial resources or personnel time to such new business.

3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of two (2) years after the termination of such employment for any reason or no reason at all (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company; and

(b) during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than one (1) percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company.

5. Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

6. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3 or 4 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

7. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

8. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION

ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

9. Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

10. Governing Law; Consent to Personal Jurisdiction/Venue. This Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Agreement and/or your employment with the Company shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

By signing below, I acknowledge and agree to be legally bound by the terms and conditions of this Agreement.

/s/ Cavan Redmond	Date:	May 29, 2012
Cavan Redmond

ANNEX B

Certain Definitions

A. “Cause” means any of the following:

(i) your willful failure to perform your responsibilities to the Company following written notice from the Company setting forth a description of such failure and your failure to remedy the same during the thirty (30) day period following such notice;

(ii) any willful misconduct, violence or threat of violence that is injurious to the Company in any material respect or any willful misconduct relating to your business affairs, which demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect;

(iii) your breach of any material Company Policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and your failure to remedy the same during the thirty (30) day period following such notice;

(iv) any material breach by you of this Letter Agreement or the Trade Secret and Proprietary Information Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and your failure to remedy the same during the thirty (30) day period following such notice;

(v) your material failure to follow any lawful instructions from the Company’s Board of Directors, an authorized Committee thereof or the Board’s designee following written notice from the Company setting forth a description of such failure and your failure to remedy the same during the thirty (30) day period following such notice; and

(vi) your conviction of a felony or other crime in respect of a dishonest or fraudulent act or of moral turpitude.

For purposes of the Letter Agreement to which this Annex is attached and for this Annex B, no act or omission or other conduct shall be considered “willful” if you believed in good faith that such act or omission or conduct was in or not opposed to the best interests of the Company. In addition, Cause shall not exist (except under clause (vi)) unless and until (x) the Company notifies you in writing that such event has occurred within one hundred and eighty (180) days after the Board learns of the nature of Cause; and (y) such termination is pursuant to a resolution adopted at a meeting of the Board by the affirmative vote of at least a majority of the independent directors then in office, to which you (and your counsel) shall be invited upon proper notice, and which resolution specifies the specific grounds on which the termination for Cause is based, and which grounds must have been set forth in the original written notice. Such finding by the directors shall not be binding upon, or entitled to any deference by, any court, arbitrator or other decision-maker ruling arising out of the Letter Agreement to which this Annex is attached and for this Annex B.

B. “Disability” has the meaning ascribed under the Company’s long term disability insurance plan applicable to you or a determination by a qualified independent physician mutually acceptable to the Company and you that you are mentally or physically disabled so as to be unable to regularly perform your duties as Chief Executive Officer and such condition is expected to be of permanent duration.

C. “Good Reason” means your resignation if (i) any of the following events occurs without your express prior written consent; (ii) within one hundred and eighty (180) days after you learn of the occurrence of such event, you notify the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure; (iii) such event is not fully cured within thirty (30) days after you so notify the Company and (iv) you terminate your employment within 90 (ninety) days after the failure of the Company to so cure: (1) a substantial diminution of the responsibilities or authority that you are to assume on the Employment Commencement Date; (2) any reduction in the rate of Base Salary or bonus opportunity, other than in connection with an across the board reduction of the base salaries and bonus opportunities of the senior executives of the Company of not more than 10 (ten) percent; (3) any requirement that your report to any person or entity other than the Company’s Board of Directors; or (4) any material breach by the Company of any material written agreement relating to your employment (including without limitation any equity award agreements) with the Company to which you and the Company are bound.

B-2

ANNEX C

Form of Option Agreement

[Filed separately as Exhibit 10.2 below]

ANNEX D

Form of Restricted Stock Agreement

[Filed separately as Exhibit 10.3 below]